Exhibit 99.1

For Release: IMMEDIATELY

BDSI Names Mark Sirgo as Chief Executive Officer

Sirgo also to join Board of Directors;

Donald L. Ferguson also named to Board

Morrisville, North Carolina, August 23, 2005 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that, effective August 22, 2005, Mark A. Sirgo, PharmD. has been appointed by the company’s Board of Directors to the position of Chief Executive Officer. Dr. Sirgo, 51, will maintain his position as President and relinquish his position of Chief Operating Officer. Dr. Francis E. O’Donnell, Jr., the company’s current Chief Executive Officer, is relinquishing that position but shall remain the Chairman of the Board of BDSI.

As CEO, Dr. Sirgo will have direct management responsibility over all of BDSI’s operations. As Chairman, Dr. O’Donnell will act as a liaison between BDSI’s executive management team and the board and will continue his general oversight responsibilities.

Concurrently with this appointment, BDSI’s board of directors also appointed Dr. Sirgo to the board. In order that the company should maintain a majority of independent directors under Nasdaq Stock Market rules, the board also appointed Donald L. Ferguson, 57, who had held a part-time, non-paying officer position at BDSI, to serve as an independent director on the board.

Dr. Sirgo has more than 20 years of experience in the pharmaceutical industry, including 16 years in clinical drug development and 7 years in marketing, sales and business development. Most recently he was President and Chief Executive Officer of Arius Pharmaceuticals, an early stage biotechnology company which BDSI acquired in August 2004. Prior to this, he spent 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GlaxoSmithKline including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo was responsible for managing the development and FDA approval of Zantac 75, among other accomplishments at Glaxo.

In commenting on these appointments, Dr. O’Donnell stated “Dr. Sirgo’s appointment as CEO and director at this time is only fitting as it comes just two days shy of the one year anniversary of his joining BDSI. In this year, BDSI has made great strides forward, both operationally and scientifically, under Dr. Sirgo’s able leadership. Our board is very pleased with these results, and these appointments not only reflect the board’s satisfaction with the past year, but its confidence that, with Dr. Sirgo’s guidance, BDSI will continue to move forward and fulfill its stated goals.”

Dr. Sirgo stated “It has been a pleasure to work with the talented and dedicated scientists and managers at BDSI as we have moved the company during this past year away from being a purely research-driven company to working towards our goal of creating a fully integrated specialty pharmaceuticals company. Our progress has been demonstrated by the FDA’s recent acceptance for review of our Emezine® NDA and the continued progression of our BEMA™ Fentanyl product toward Phase III and our first IND filing with our nanocholeate technology in our Bioral® Amphotericin product by the end of this year. With the board and Dr. O’Donnell’s guidance, and with the support and dedication of our outstanding team of professionals, my goals will be to continue to move our products into clinical trials and through the FDA approval process, with the ultimate goal of bringing benefit to patients and enhanced value for our stockholders.”

BioDelivery Sciences International, Inc. is a specialty biopharmaceutical company that is exploiting its licensed and patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, clinically-significant new formulations of proven therapeutics targeted at “acute” treatment opportunities such as pain, anxiety, nausea and vomiting and infections. The company’s drug delivery technologies include: (i) the patented Bioral® nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (transmucosal or mouth) drug delivery technology. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans (including, without limitation, its initiation of clinical trials and the FDA approval process), objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.

Contact:

Mark Sirgo, Pharm.D.

President and Chief Executive Officer

BioDelivery Sciences International, Inc.

(919) 653-5160

Leonardo Zangani

Investor Relations

L.G. Zangani LLC

(908) 788-9660